Exhibit 3.2
Execution Version

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PNGS GP LLC
dated as of May 5, 2010

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Table of Contents
(continued)

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Table of Contents
(continued)

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PNGS GP LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PNGS GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 5th day of May, 2010, by and among the Persons executing this Agreement on the signature pages hereto as a member (together with such other Persons that may hereafter become members as provided herein, referred to collectively as the “Members” or, individually, as a “Member”).
     WHEREAS, Members owning the requisite Membership Interests have approved the amendment and restatement of the limited liability company agreement of the Company in its entirety with the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     As used herein, the following terms shall have the following meanings, unless the context otherwise requires:
     “Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time.
     “Adjusted Capital Account Deficit” means, with respect to a Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:
          (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and
          (b) Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     “Agreement” shall have the meaning set forth in the preamble hereof, as the same may be amended from time to time in accordance with the terms hereof.

     “Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Company at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Board to (a) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such quarter or (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets or Property is subject; provided, however, that disbursements made by the Partnership to the Company or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the Board so determines in its reasonable discretion.
     “Board” means the Board of Directors of the Company.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Houston, Texas.
     “Capital Account” means, with respect to any Member, a separate account established by the Company and maintained for each Member in accordance with Section 3.4 hereof.
     “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the interests purchased by such Member pursuant to the terms of this Agreement, in return for which the Member contributing such capital shall have received a Membership Interest.
     “Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.
     “Class A Member” means a Member all or any portion of whose Membership Interest is evidenced by Class A Units.
     “Class A Unit” means a Membership Interest representing a fractional part of the Membership Interests of all Members, and having the rights and obligations specified with respect to Class A Units in this Agreement.
     “Class B Member” means a Member all or any portion of whose Membership Interest is evidenced by Class B Units.
     “Class B Restricted Unit Agreement” means an agreement, substantially in the form of Exhibit A hereto, between the Company and any Member that is issued Class B Units, as any such agreement shall be amended or modified from time to time by the parties thereto.
     “Class B Series” means a tranche of Class B Units designated by an Arabic numeral (e.g., Class B Series 3) in ascending order by date of establishment of such Class B Series.

     “Class B Series Cap” means, with respect to a Class B Series Unit other than a Class B Series 1 Unit, the total amount of quarterly distributions paid with respect to such Class B Unit on the date of the Series Severance Event that results in the establishment of such Class B Series in accordance with Section 3.1(b). Class B Series 1 shall not have a Class B Series Cap.
     “Class B Unit” means a Membership Interest representing a fractional part of the Membership Interests of all Members, and having the rights and obligations specified with respect to Class B Units in this Agreement and the Class B Restricted Unit Agreement pursuant to which it was issued.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the preamble hereof.
     “Company Affiliate” shall have the meaning set forth in Section 8.2.
     “Contribution Percentage” means in respect of a Capital Contribution required to be made pursuant to Section 3.1(c), (i) in the case of a Class A Member, 100% times a fraction, the numerator of which is the number of such Class A Member’s Class A Units at such time, and the denominator of which is the sum of (x) the number of outstanding Class A Units at such time and (y) the product of the Conversion Factor and the aggregate number of Earned Units and Vested Units outstanding at such time, and (ii) in the case of a Class B Member, 100% times a fraction, the numerator of which is the product of the Conversion Factor and the number of such Class B Member’s Earned Units and Vested Units at such time, and the denominator of which is the sum of (x) the number of outstanding Class A Units at such time and (y) the product of the Conversion Factor and the aggregate number of Earned Units and Vested Units outstanding at such time.
     “Conversion Factor” means, as of a particular time, a fraction, the numerator of which is the regular quarterly cash distribution, if any, paid with respect to an Earned Unit or Vested Unit for the most recent quarter, and the denominator of which is the regular quarterly cash distribution paid with respect to a Class A Unit for such quarter.
     “Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other asset, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero,

Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company.
     “Directors” shall have the meaning set forth in Section 7.1(a).
     “Earned Unit” means a Class B Unit that constitutes an “Earned Unit” under the Class B Restricted Unit Agreement pursuant to which such Class B Unit was issued.
     “Employee Member” means, as of any date, a Class B Member who is employed by the Company or an Affiliate of the Company on such date.
     “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.
     “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Company; provided, however, that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;
          (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Company as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code);
          (c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Company; and
          (d) The Gross Asset Values of all assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses; provided, however, Gross Asset Value shall not be adjusted pursuant to this clause (d) to the extent the Company reasonably determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.
     “Independent Director” means a Director who is eligible to serve on the Conflicts Committee (as defined, and provided for, in the Partnership Agreement) and is otherwise independent as defined in Sections 303.01(B)(2)(a) and (3) or any successor provisions of the listing standards of the New York Stock Exchange.
     “Initial Grant Date Membership Capital” means the amount set forth in Schedule I.
     “Liquidating Trustee” shall have the meaning set forth in Section 10.3(a).
     “Liquidation Percentage” means, with respect to any Member as of any date, 100% times a fraction, the numerator of which is the total distributions received by such Member pursuant to Section 4.1(b) in each of the four immediately preceding calendar quarters, and the denominator of which is the total distributions received by all Members pursuant to Section 4.1(b) in each of the four immediately preceding calendar quarters.
     “Losses” shall have the meaning set forth in the definition of “Profits” and “Losses”.
     “Majority in Interest” means Members owning more than fifty percent (50%) of the total number of outstanding Class A Units. For so long as there is only one Class A Member, Majority in Interest means the Class A Member
     “Member” or “Members” shall have the meaning set forth in the preamble hereof.
     “Membership Interest” means a Member’s limited liability company interest in the Company which refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in this Agreement and the Act.
     “Non-Employee Member” means, as of any date, a Class B Member who is no longer employed by the Company or an Affiliate of the Company on such date.
     “Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by email or facsimile, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Company.
     “Officer” shall have the meaning set forth in Section 7.8.
     “Partnership” means PAA Natural Gas Storage, L.P., a Delaware limited partnership.

     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time.
     “Permitted Transfer” shall mean:
          (a) a Transfer of any or all of a Membership Interest by any Class A Member;
          (b) a Transfer of any or all of a Membership Interest by any Class B Member to the Company; or
          (c) with respect to Class B Units, a Transfer permitted under the applicable Class B Restricted Unit Agreement and any Transfer of Vested Units in accordance with applicable securities laws.
     For a Permitted Transferee to become a substitute Member with respect to such Membership Interest, or portion thereof, such Permitted Transferee must comply with Section 9.3. No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Company, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Company.
     “Permitted Transferee” shall mean any Person who shall have acquired and who shall hold a Membership Interest, or portion thereof, pursuant to a Permitted Transfer.
     “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.
     “Preceding Series” means, with respect to any Class B Series, the Class B Series with the next lowest numerical designation (e.g., the Preceding Series with respect to Class B Series 3 shall be Class B Series 2).
     “Profits” and “Losses” means, for each Taxable Year, an amount equal to the Company’s net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments:
          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
          (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
          (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation; and
          (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Sections 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.
          (g) Gross income allocated to the Class B Members pursuant to Section 5.3 or Section 5.4 shall not be included in determining Profits and Losses.
     “Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.
     “Regulations” means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.
     “Regulatory Allocations” shall have the meaning set forth in Section 5.4(c).
     “Series Severance Event” means the payment of the second quarterly distribution following the date of termination of employment of a Class B Member, whether by resignation, retirement, termination by the Company, or otherwise.
     “Subsequent Grant Date” means any date on which any Class B Units are granted following the date of the initial grant of Class B Units (as set forth on Schedule I).
     “Subsequent Grant Date Membership Capital” means, with respect to any Subsequent Grant Date, an amount equal to the aggregate Capital Account balances as of such date of the

Class A Members and the then-existing Class B Members, which amount shall be set forth in an amendment to Schedule I.
     “Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this Agreement, with respect to the Company, the Partnership and each of its Subsidiaries shall be a Subsidiary of the Company.
     “Tax Matters Member” shall have the meaning set forth in Section 11.1.
     “Taxable Year” shall mean the calendar year.
     “Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise. When referring to a Membership Interest, “Transfer” shall mean the Transfer of such Membership Interest whether of record, beneficially, by participation or otherwise.
     “Vested Unit” means a Class B Unit that constitutes a “Vested Unit” under the Class B Restricted Unit Agreement pursuant to which such Class B Unit was issued.
ARTICLE 2
GENERAL
     2.1 Formation. The name of the Company is PNGS GP LLC. The rights and liabilities of the Members shall be as provided in the Act for Members except as provided herein. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.
     2.2 Principal Office. The principal office of the Company shall be located at 333 Clay Street, Suite 1500, Houston, Texas 77002 or at such other place(s) as the Company may determine from time to time.
     2.3 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Company.

     2.4 Purpose of the Company. The Company’s purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to act as the general partner of the Partnership in accordance with the terms of the Partnership Agreement and (b) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.
     2.5 Date of Dissolution. The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 10 hereof. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company in the manner required by the Act.
     2.6 Qualification. The President, Chief Executive Officer, any Vice President, the Secretary and any Assistant Secretary of the Company are, and each of them hereby is, authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act (or as a “manager” for such limited purposes only, if signature of a manager is required under relevant state regulations), to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.
     2.7 Members.
     (a) Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Except as expressly provided herein, the Members shall have no power to bind the Company and no authority to act on behalf of the Company.
     (b) Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s Property.
     (c) Resignation. Except upon a Transfer of all of its Membership Interests in accordance with this Agreement, a Member may not resign from the Company prior to the dissolution and winding up of the Company. A Member ceases to be a Member only upon: (i) a Permitted Transfer of all of such Member’s Membership Interest and the transferee’s admission as a substitute Member, all in accordance with the terms of this Agreement or (ii) completion of dissolution and winding up of the Company pursuant to Article 10.
     (d) Ownership. Each Membership Interest shall correspond to a “limited liability company interest” as is provided in the Act. The Company shall be the owner of the Property. No Member shall have any ownership interest or right in the Property, including Property conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of a Membership Interest.
     2.8 Reliance by Third Parties. Except with respect to certain tax matters, Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.

ARTICLE 3
CAPITALIZATION OF THE COMPANY
     3.1 Capital Contributions.
     (a) As of the date hereof, there are [•] Class A Units authorized and outstanding and [•] Class B Units authorized. Class B Units are a non-voting Membership Interest and the Class A Units are the only voting class of Membership Interests. Schedule I sets forth the ownership of outstanding Class A Units and the number of outstanding Class B Units, and may be amended from time to time by the Company to reflect the issuance of additional Class A Units or Class B Units or the designation of a new Class B Series. Unissued Class B Units may be issued to Employee Members at any time before or after the occurrence of a Series Severance Event, in an amount which, in the aggregate with all Class B Units outstanding, does not exceed the number of authorized Class B Units.
     (b) As of the date hereof, all Class B Units shall be designated as Class B Series 1 Units. Upon the occurrence of a Series Severance Event, the Company shall redesignate each Vested Unit of each Non-Employee Member whose termination gave rise to such Series Severance Event as a Class B Series Unit of a new Class B Series. The numerical designation for the new Class B Series shall be the Arabic numeral following the numerical designation of the Preceding Series.
     (c) Each Member agrees to make Capital Contributions in proportion to such Member’s then-applicable Contribution Percentage for equity issuances by the Partnership pursuant to Section 5.2(b) of the Partnership Agreement. If a Member fails to pay (or if the Company has reasonable cause to believe that a Member will fail timely to pay) such allocable amount, the Company may withhold any distributions otherwise payable to such Member, up to and including the full proportionate amount of such Capital Contribution, and apply such amount to such Member’s obligation hereunder. The foregoing is in addition to any other remedies available to the Company in equity or at law, including the power to unilaterally reduce the Membership Interest of any Member in default of the obligation to make a Capital Contribution hereunder, and any other remedies described in Section 502(c) of the Act.
     3.2 Additional Capital Contributions.
     (a) No Member shall be required to make any additional Capital Contribution other than as required under Section 3.1.
     (b) Subject to the restrictions contained in Section 3.5 of the Class B Restricted Unit Agreement, the Company may offer additional Membership Interests to any Person with the approval of the Board. The names, addresses and Capital Contributions of the Members shall be reflected in the books and records of the Company.
     3.3 Loans.
     (a) No Member shall be obligated to loan funds to the Company. Loans by a Member to the Company shall not be considered Capital Contributions. The amount of any such loan shall be a debt of the Company owed to such Member in accordance with the terms and conditions upon which such loan is made.
     (b) A Member may (but shall not be obligated to) guarantee a loan made to the Company. If a Member guarantees a loan made to the Company and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Member to the Company and not as an additional Capital Contribution.
     3.4 Maintenance of Capital Accounts.
     (a) The Company shall maintain for each Member a separate Capital Account with respect to the Membership Interest owned by such Member in accordance with the following provisions:
          (i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s share of Profits and items of income and gain allocated to such Member pursuant to Sections 5.3 or 5.4, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section 1.704-1(b)(2)(iv)(d)(2);
          (ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Member pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1, (B) such Member’s share of Losses and items of loss and deduction allocated to such Member pursuant to Section 5.4, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;
          (iii) In the event Membership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Membership Interests; and
          (iv) In determining the amount of any liability for purposes of Sections ..4(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     (b) The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation. The Company in its discretion and to the extent otherwise consistent with the terms of this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).
     3.5 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to (a) withdraw or reduce such Member’s Capital Contribution or to receive any distributions from the Company, or (b) receive or be credited with any interest on the balance of such Member’s Capital Contribution at any time.
     3.6 Class B Members’ Profits Interests. The Class B Units have been, and may in the future be, issued for zero consideration in order to provide additional incentives for the Class B Members to build value for the Company and achieve its business goals. Each Class B Unit represents an interest in the Company of the nature commonly referred to as a “profits interest” (as described in Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191), and represents an interest in future Company profits and losses from operations, current distributions from operations, and an interest in future appreciation or depreciation in the Company asset values as set forth in this Agreement, but which does not represent an interest in Initial Grant Date Membership Capital or Subsequent Grant Date Membership Capital (as applicable) as determined on the date such Class B Unit is or was issued.
ARTICLE 4
DISTRIBUTIONS
     4.1 Distributions of Available Cash. An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Company shall be distributed to the Members within forty-five days after the end of such quarter as follows:
     (a) first, 100% to the Class A Members, pro rata based on the number of Class A Units held, until the aggregate amount of distributions paid pursuant to this Section 4.1(a) in respect of such quarter equals $2,500,000 for such quarter; and
     (b) next, to the Class A Members and the Class B Members holding Earned Units and Vested Units, pro rata based on the number of Class A Units, Earned Units and Vested Units outstanding; provided that when the total amount distributed with respect to a Class B Unit of any Class B Series equals the Class B Unit Cap for such Class B Series, Class B Members holding Class B Units of such Class B Series shall not be entitled to share in any remaining distributions; and amounts otherwise distributable to Members holding Class B Units of such Class B Series will instead be distributed to Members holding Class A Units and Earned Units and Vested Units of each Class B Series that has not received distributions equal to the Class B Series Cap applicable to such Class B Series. An example illustrating the application of the Class B Series Caps and the distribution of amounts in excess of those caps is set forth in Exhibit A hereto.

     4.2 Persons Entitled to Distributions. All distributions of Available Cash to Members for a fiscal quarter pursuant to Section 4.1 shall be made to the Members shown on the records of the Company to be entitled thereto as of the last day of such quarter, unless the transferor and transferee of any Membership Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Company. For the avoidance of doubt, no distribution shall be paid with respect to any outstanding Class B Unit that is not either an Earned Unit or a Vested Unit.
     4.3 Limitations on Distributions.
     (a) Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to Article 4 or Article 10.
     (b) Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.
ARTICLE 5
ALLOCATIONS
     5.1 Profits. Subject to Section 10.3, Profits for any Taxable Year shall be allocated:
     (a) first, to the Members in the amount of and in proportion to the Losses which have previously been allocated pursuant to Section 5.2(c) to such Members;
     (b) second, to the Members in the amount and in proportion to the Losses which have previously been allocated pursuant to Section 5.2(b) to such Members;
     (c) third, to the Members in the amount and in the proportion to the Losses which have previously been allocated pursuant to Section 5.2(a) to such Members; and
     (d) fourth, any remaining Profits shall be allocated 100% to the Class A Members pro rata based on the number of Class A Units held.
     5.2 Losses. Subject to Section 10.3, Losses for any Taxable Year shall be allocated:
     (a) first, 100% to the Class A Members pro rata based on the number of Class A Units held, provided; however, that no Member shall be allocated any loss pursuant to this Section 5.2(b) which would result in a negative Capital Account balance for such Member;
     (b) second, to Members in proportion to and to the extent of their positive Capital Account balances until such Capital Account balances have been reduced to zero; and
     (c) third, any remaining Losses shall be allocated to the Class A Members pro rata based on their respective Contribution Percentages.
     5.3 Special Allocation to Class B Members. For any Taxable Year, gross income in an amount equal to any distributions of Available Cash made to the Class B Members pursuant to Section 4.1(b) shall be allocated to the Class B Members, pro rata based on the number of Class B Units held by such Class B Members.
     5.4 Regulatory Allocations.
     (a) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704 1(b)(2)(ii)(d)(4), 1.704 1(b)(2)(ii)(d)(5) or 1.704 1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.
     (b) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Member shall be specially allocated items of Company income and gain in the amount of such deficit balance as quickly as possible; provided, that, an allocation pursuant to this Section 5.4(a) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article 5 have been made.
     (c) Curative Allocations. The allocations set forth in Sections 5.4(a) and (b) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.4(c). Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1, 5.2 and 5.3 without regard to the Regulatory Allocations.
     5.5 Tax Allocations: Code Section 704(c).
     (a) Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1, 5.2 or 5.3.
     (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”).

     (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition herein of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
     (d) Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Company, in its discretion, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to, “curative” allocations which offset the effect of the “ceiling rule” for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and “curative” allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)). Allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
     5.6 Change in Membership Interests. In the event that the Members’ Membership Interests change during a Taxable Year, Profits and Losses shall be allocated taking into account the Members’ varying Membership Interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the Company, using any permissible method under Code Section 706 and the Regulations thereunder.
     5.7 Withholding. Each Member hereby authorizes the Company to withhold from income or distributions allocable to such Member and to pay over any taxes payable by the Company or any of its Affiliates as a result of such Member’s participation in the Company; if and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Member to the extent that the Member is then entitled to receive a distribution. To the extent that the aggregate of such distributions in respect of a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Company income, until discharged by such Member by repayment, which may be made in the sole discretion of the Company out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 5.7 shall be made at the maximum applicable statutory rate under applicable tax law unless the Company shall have received an opinion of counsel or other evidence, satisfactory to the Company, to the effect that a lower rate is applicable, or that no withholding is applicable.
ARTICLE 6
MEMBERS’ MEETINGS
     6.1 Meetings of Class A Members; Place of Meetings.

     (a) For so long as there is only one Class A Member, all matters requiring Class A Member action shall be done without meeting, by written consent
     (b) Regular meetings of the Class A Members shall be held on an annual basis or more frequently as determined by the Board or a Majority in Interest. All meetings of the Class A Members shall be held at a location either within or outside the State of Delaware as designated from time to time by the Board and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Special meetings of the Class A Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Board or by a Majority in Interest. Class A Members may participate in a meeting of the Class A Members by means of conference telephone or other similar communication equipment whereby all Class A Members participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting, except when a Class A Member participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
     6.2 Quorum; Voting Requirement. The presence, in person or by proxy, of a Majority in Interest shall constitute a quorum for the transaction of business by the Class A Members. The affirmative vote of a Majority in Interest shall constitute a valid decision of the Class A Members, except where a different vote is required by the Act or this Agreement.
     6.3 Proxies. At any meeting of the Class A Members, every Class A Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Class A Member and bearing a date not more than one year prior to the date of such meeting.
     6.4 Action Without Meeting. Any action required or permitted to be taken at any meeting of Class A Members of the Company may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by Class A Members voting not less than the minimum number of Class A Units that would be necessary to authorize or take such action at a meeting of the Members. Prompt Notice of the taking of any action taken pursuant to this Section 6.4 by less than the unanimous written consent of the Class A Members shall be given to those Class A Members who have not consented in writing. A consent transmitted by electronic transmission by a Member shall be deemed to be written and signed.
     6.5 Notice. Notice stating the place, day and hour of the meeting of Class A Members and the purpose for which the meeting is called shall be delivered personally or sent by mail, facsimile or email not less than one Business Day nor more than sixty days before the date of the meeting by or at the direction of the Board or other Person calling the meeting, to each Class A Member entitled to vote at such meeting.
     6.6 Waiver of Notice. When any Notice is required to be given to any Class A Member hereunder, a waiver thereof in writing signed by the Class A Member, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.

     6.7 Class B Members. Except as expressly provided in this Agreement, the Class B Members, in their capacities as such, shall have no voting rights or rights to participate in the management of the Company.
ARTICLE 7
MANAGEMENT AND CONTROL
     7.1 Board of Directors.
     (a) The business and affairs of the Company shall be managed by or under the direction of the Board, which shall consist of seven (7) individuals, at least three (3) of whom shall be Independent Directors, designated as directors of the Company (the “Directors”) by a Majority in Interest. Directors shall be elected to serve annual terms expiring on the date of the annual meeting of Members following such election. Each Director shall hold office until his or her successor is elected pursuant to this Section 7.1(a) or until his or her earlier death, resignation or removal. Any individual designated as a Director may be removed at any time, with or without cause, by a Majority in Interest. In the event of the death, resignation or removal of a Director, a Majority in Interest may designate a replacement Director.
     (b) Except as otherwise expressly provided herein, the power and authority granted to the Board hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make or delegate to Officers all decisions with regard to the management, operations, assets, financing and capitalization of the Company.
     7.2 Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be called by the Chief Executive Officer or two or more of the Directors upon delivery of written Notice at least five days prior to the date of such meeting. Special meetings of the Board may be called at the request of the Chief Executive Officer or any two or more of the Directors upon delivery of written Notice sent to each other Director by the means most likely to reach such Director as may be determined by the Secretary in his best judgment so as to be received at least twenty-four hours prior to the time of such meeting. Notwithstanding anything contained herein to the contrary, such Notice may be telephonic if no other reasonable means are available. Such Notices shall be accompanied by a proposed agenda or statement of purpose.
     7.3 Quorum and Acts of the Board. A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board, and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
     7.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     7.5 Committees of Directors. The Board, by unanimous resolution of all Directors present and voting at a duly constituted meeting of the Board or by unanimous written consent, may designate one or more committees, each committee to consist of one (1) or more of the Directors. In the event of the disqualification, resignation or removal of a committee member, the Board may appoint another member of the Board to fill such vacancy. Any such committee, to the extent provided in the Board’s resolution, shall have and may exercise all the powers and authority of the Board in the management of the Company’s business and affairs subject to any limitations contained herein or in the Act. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
     7.6 Compensation of Directors. Each Director shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Director in connection with attending Board meetings and such compensation as may be approved by a Majority in Interest.
     7.7 Directors as Agents. The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Act. No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Director’s voting power as a member of the Board, unless specifically authorized by the Board in each instance.
     7.8 Officers; Agents. The Board shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder; provided, however, that the Chairman of the Board and the CEO shall be appointed by a Majority in Interest. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority). The Officers may have such titles as the Board shall deem appropriate, which may include (but need not be limited to) Chairman of the Board, Vice Chairman of the Board, President, Chief Executive Officer, Senior Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary. A Director may be an Officer. The Officers of the Company as of the date hereof shall continue in office subject to the terms hereof. Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company (other than the Chairman of the Board or Chief Executive Officer) shall be filled by a majority of the Board.
ARTICLE 8
LIABILITY AND INDEMNIFICATION
     8.1 Limitation on Liability of Members, Directors and Officers. No Member (when not acting in violation of this Agreement or applicable law), Director or Officer shall have any liability to the Company or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Member, Director or Officer in connection with the conduct of the business of the Company if, in the case of an Officer, the Officer acted in a manner he or she reasonably believed to be in, or not opposed to, the interests of the Company or applicable law and to be within the scope of his or her authority and, in the case of a Member (when not acting in violation of this Agreement or applicable law), Director or Officer, the conduct did not constitute bad faith, fraud, gross negligence or willful misconduct. To the fullest extent permitted by Section 18-1101(c) of the Act, a Director (other than Independent Directors), in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Member who designated such Director, considering only such factors, including the separate interests of the designating Member, as such Director or the designating Member chooses to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 8.1 shall not constitute a breach of any duty including any fiduciary duty on the part of the Director or designating Member to the Company or any other Member or Director. Except as required by the Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Officer, Member or Director shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being an Officer, Member or Director. No Member shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member.
     8.2 Indemnification.
     (a) The Company shall indemnify and hold harmless the Members (when not acting in violation of this Agreement or applicable law), Directors and Officers (each, a “Company Affiliate”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which a Company Affiliate may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as a Company Affiliate, regardless of whether a Company Affiliate continues to be a Company Affiliate at the time any such liability or expense is paid or incurred, unless it is determined in a final and non-appealable judgment by a court of competent jurisdiction that such Company Affiliate acted in bad faith or engaged in fraud or willful misconduct, and with respect to any criminal proceeding, unless such Company Affiliate had knowledge that his, her or its conduct was unlawful.

     (b) Expenses incurred by a Company Affiliate in defending any claim, demand, action, suit or proceeding subject to Section 8.2(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Company Affiliate to repay such amounts if it is ultimately determined that the Company Affiliate is not entitled to be indemnified as authorized in this Section 8.2.
     (c) The indemnification provided by this Section 8.2 shall be in addition to any other rights to which a Company Affiliate may be entitled pursuant to any approval of a Majority in Interest, as a matter of law or equity, or otherwise, and shall continue as to a Company Affiliate who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Company Affiliate. The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.
     (d) The Company may purchase and maintain directors and officers insurance or similar coverage for its Directors and Officers in such amounts and with such deductibles or self-insured retentions as determined in the sole discretion of the Board, which may include coverage shared with Plains All American Pipeline, L.P. and its Affiliates.
     (e) Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of the indemnification provisions under this Section 8.2.
     (f) A Company Affiliate shall not be denied indemnification in whole or in part under this Section 8.2 because the Company Affiliate had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.
     (g) Subject to Section 8.2(c), the provisions of this Section 8.2 are for the benefit of the Company Affiliates and the heirs, successors, assigns and administrators of the Company Affiliates and shall not be deemed to create any rights for the benefit of any other Persons.
     (h) Any repeal or amendment of any provisions of this Section 8.2 shall be prospective only and shall not adversely affect any Company Affiliates’ rights existing at the time of such repeal or amendment.
ARTICLE 9
TRANSFERS OF MEMBERSHIP INTERESTS
     9.1 General Restrictions.
     (a) No Member may Transfer all or any part of such Member’s Membership Interest to any Person except to a Permitted Transferee pursuant to Section 9.2. Any purported Transfer of a Membership Interest or a portion thereof in violation of the terms of this Agreement shall be null and void and of no force and effect. Except upon a Transfer of all of a Member’s

Membership Interest in accordance with this Section 9.1, no Member shall have the right to withdraw as a Member of the Company.
     (b) Notwithstanding any other provision of this Agreement, no Class B Member may pledge, mortgage or otherwise subject its Member Interest to any Encumbrance.
     9.2 Permitted Transferees.
     (a) Each Member shall, subject to Section 9.1(b), have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member’s place, except in accordance with Section 9.3), by a written instrument, all or any part of a Member’s Membership Interest to a Permitted Transferee.
     (b) Unless and until admitted as a substitute Member pursuant to Section 9.3, a transferee of a Member’s Membership Interest in whole or in part shall be an assignee with respect to such Transferred Membership Interest and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to appoint Directors, the right to vote, the right to require any information or accounting of the Company’s business, or the right to inspect the Company’s books and records. Such transferee shall only be entitled to receive, to the extent of the Membership Interest Transferred to such transferee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Membership Interest. The transferor shall have the right to vote such Transferred Membership Interest until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Membership Interest.
     9.3 Substitute Members. No transferee of all or part of a Member’s Membership Interest shall become a substitute Member in place of the transferor unless and until:
     (a) Such Transfer is in compliance with the terms of Section 9.1;
     (b) the transferee has executed an instrument in form and substance reasonably satisfactory to the Company accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and
     (c) the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.
Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the books and records of the Company shall be adjusted to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Membership Interest held by such transferee.
     9.4 Effect of Admission as a Substitute Member. A transferee who has become a substitute Member has, to the extent of the Transferred Membership Interest, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Member under, the Certificate, this Agreement and the Act. Upon admission of a transferee as a substitute Member, the transferor of the Membership Interest so held by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Membership Interest.
     9.5 Consent. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 9 with respect to any proposed Transfer, the transferee may be admitted as a Member without any further action by a Member hereunder.
     9.6 No Dissolution. If a Member Transfers all of its Membership Interest pursuant to this Article 9 and the transferee of such Membership Interest is admitted as a Member pursuant to Section 9.3, such Person shall be admitted to the Company as a Member effective on the effective date of the Transfer and the Company shall not dissolve pursuant to Section 10.1.
     9.7 Additional Members. Subject to Section 3.2, any Person acceptable to the Board may become an additional Member of the Company for such consideration as the Board shall determine, provided that such additional Member complies with all the requirements of a transferee under Section 9.3(b) and (c).
ARTICLE 10
DISSOLUTION AND TERMINATION
     10.1 Events Causing Dissolution.
     (a) The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:
          (i) The affirmative vote of a Majority in Interest to dissolve;
          (ii) The Transfer of all or substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or
          (iii) The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.
     (b) The withdrawal, death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company shall not, in and of itself, cause the Company’s dissolution.
     10.2 Final Accounting. Upon dissolution and winding up of the Company, an accounting will be made of the accounts of the Company and each Member and of the Company’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.
     10.3 Distributions Following Dissolution and Termination.
     (a) Liquidating Trustee. Upon the dissolution of the Company, such party as is designated by a Majority in Interest will act as liquidating trustee of the Company (the “Liquidating Trustee”) and proceed to wind up the business and affairs of the Company in accordance with the terms of this Agreement and applicable law. The Liquidating Trustee will use its reasonable best efforts to sell all Company assets (except cash) in the exercise of its best judgment under the circumstances then presented, that it deems in the best interest of the Members. The Liquidating Trustee will attempt to convert all assets of the Company to cash so long as it can do so consistently with prudent business practice. The Members and their respective designees will have the right to purchase any Company property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties. The gains and losses from the sale of the Company assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article 5. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up. In addition, upon request of the Board and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Company, such assets may be distributed in kind to the Members in lieu of cash, proportionately to their right to receive cash distributions hereunder.
     (b) Accounting. The Liquidating Trustee will then cause proper accounting to be made of the Capital Account of each Member, including recognition of any unrealized gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution.
     (c) Liquidating Distributions. In settling accounts after dissolution of the Company, the assets of the Company shall be paid to creditors of the Company and distributed to the Members in the following order:
     (i) to creditors of the Company (including Members) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Members or their successors and assigns as if such amount had been available for distribution under Section 10.3(c)(ii); and then
     (ii) (A) First, an amount equal to Initial Grant Date Membership Capital, 100% to the Class A Partners pro rata based on the number of Class A Units held; and
(B)	Second, with respect to each Subsequent Grant Date (determined in order of Subsequent Grant Date), an amount equal to the difference, if any, between the Subsequent Grant Date Membership Capital for such Subsequent Grant Date and the Subsequent Grant Date Membership Capital for the immediately preceding Subsequent Grant Date or, if there is no previous Subsequent Grant Date, the Initial Grant Date Membership Capital, 100% to the Class A

Members and the holders of Earned Units and Vested Units that were outstanding as of such Subsequent Grant Date, in accordance with their Liquidation Percentages calculated as of such Subsequent Grant Date; and

(C)	Third, any remaining amounts shall be distributed among the Members in accordance with their respective Liquidation Percentages calculated as of the liquidation date.
     (iii) Any distribution to the Members in liquidation of the Company shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Regulation Section 1.704-1(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed recontribution by the Members of such deemed liquidating distributions to the continuing Company pursuant to this Agreement.
     (d) Profits and Losses arising from the dissolution and termination of the Company shall be allocated among the Member so that after such allocations and the other allocations under this Agreement, to the maximum extent possible, the final Capital Account balances of the Member are at levels which would permit liquidating distributions, if made in accordance with such final Capital Account balances, to be equal to the distributions to be made under Section 10.3(c)(ii).
     (e) The provisions of this Agreement, including, without limitation, this Section 10.3, are intended solely to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company, and no such creditor of the Company shall be a third-party beneficiary of this Agreement, and no Member or Director shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Agreement.
     10.4 Termination of the Company. The Company shall terminate when all assets of the Company, after payment or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 10, and the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.
     10.5 No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. Accordingly, except where the Board has failed to cause the liquidation of the Company as required by Section 10.1 and except as specifically provided in Section 18-802, each Member hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Company or to seek the appointment of a receiver or trustee to wind up the affairs of the Company, except in the cases of fraud, violation of law, bad faith, gross negligence, willful misconduct or willful violation of this Agreement.
ARTICLE 11
TAX MATTERS
     11.1 Tax Matters Member. The Class A Member shall be the Tax Matters Member of the Company as provided in the Regulations under Section 6231 of the Code and analogous provisions of state law. The Board shall have the authority to remove or replace the Tax Matters Member of the Company and designate its successor.
     11.2 Certain Authorizations. The Tax Matters Member shall represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities including any resulting administrative or judicial proceedings. Without limiting the generality of the foregoing, and subject to the restrictions set forth herein, the Tax Matters Member, but only with the consent of a Majority in Interest, is hereby authorized:
     (a) to enter into any settlement agreement with respect to any tax audit or judicial review, in which agreement the Tax Matters Member may expressly state that such agreement shall bind the other Members except that such settlement agreement shall not bind any Member that has not approved such settlement agreement in writing;
     (b) if a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or elsewhere as allowed by law, or the United States Claims Court;
     (c) to intervene in any action brought by any other Member for judicial review of a final adjustment;
     (d) to file a request for an administrative adjustment at any time and, if any part of such request is not allowed, to file a petition for judicial review with respect to such request;
     (e) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and
     (f) to take any other action on behalf of the Members (with respect to the Company) or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or the Regulations.
     Each Member shall have the right to participate in any such actions and proceedings to the extent provided for under the Code and Regulations.
     11.3 Indemnity of Tax Matters Member. To the maximum extent permitted by applicable law and without limiting Article 8, the Company shall indemnify and reimburse the

Tax Matters Member for all expenses (including reasonable legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 11 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that the Tax Matters Member’s course of conduct was in, or not opposed to, the best interest of the Company. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member.
     11.4 Information Furnished. To the extent and in the manner provided by applicable law and Regulations, the Tax Matters Member shall furnish the name, address, profits and loss interest, and taxpayer identification number of each Member to the Internal Revenue Service.
     11.5 Notice of Proceedings, etc. The Tax Matters Member shall use its reasonable best efforts to keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in Profits or Losses as previously reported.
     11.6 Notices to Tax Matters Member. Any Member that receives a notice of an administrative proceeding under Section 6233 of the Code relating to the Company shall promptly provide Notice to the Tax Matters Member of the treatment of any Company item on such Member’s Federal income tax return that is or may be inconsistent with the treatment of that item on the Company’s return. Any Member that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Company item shall provide Notice to the Tax Matters Member of such agreement and its terms within sixty (60) days after the date of such agreement.
     11.7 Preparation of Tax Returns. The Tax Matters Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for Federal, state and local income tax purposes and shall use all reasonable efforts to furnish to the Members within ninety (90) days of the close of the taxable year a Schedule K-1 and such other tax information reasonably required for Federal, state and local income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the cash or accrual method of accounting for Federal income tax purposes, as the Tax Matters Member shall determine in its sole discretion in accordance with applicable law.
     11.8 Tax Elections. Subject to Section 11.9, a Majority in Interest shall, in its sole discretion, determine whether to make any available election.
     11.9 Taxation as a Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any of the provisions of Subchapter K, Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws or to be treated as a corporation for federal tax purposes.

ARTICLE 12
ACCOUNTING AND BANK ACCOUNTS
     12.1 Fiscal Year and Accounting Method. The fiscal year and taxable year of the Company shall be the calendar year. The Company shall use an accrual method of accounting.
     12.2 Books and Records. The Company shall maintain at its principal office, or such other office as may be determined by the Company, all the following:
     (a) A current list of the full name and last known business or residence address of each Member, and of each member of the Board, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;
     (b) A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;
     (c) Copies of the Company’s Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;
     (d) The financial statements of the Company; and
     (e) The Company’s books and records.
     12.3 Delivery to Members; Inspection. Upon the request of any Class A Member, for any purpose reasonably related to such Member’s interest as a member of the Company, the Company shall cause to be made available to the requesting Member the information required to be maintained by clauses (a) through (e) of Section 12.2 and such other information regarding the business and affairs and financial condition of the Company as any Class A Member may reasonably request.
ARTICLE 13
MISCELLANEOUS
     13.1 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

     13.2 Amendment.
     (a) This Agreement shall not be altered, modified or changed except by an amendment approved by a Majority in Interest. Without limiting the generality of the foregoing, this Agreement may be amended without the consent or approval of any Class B Member.
     (b) In addition to any amendments otherwise authorized herein, the Company may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Membership Interests and issuances of additional Membership Interests. Copies of such amendments shall be delivered to the Members promptly upon execution thereof.
     (c) The Company shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.
     (d) Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 13.2 shall be binding on all Members.
     13.3 No Third Party Rights. Except as provided in Article 8, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.
     13.4 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.
     13.5 Nature of Interest in the Company. A Member’s Membership Interest shall be personal property for all purposes.
     13.6 Binding Agreement. Subject to the restrictions on the disposition of Membership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
     13.7 Headings. The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.
     13.8 Word Meanings. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When verbs are used as nouns, the nouns correspond to such verbs and vice-versa.

     13.9 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.
     13.10 Entire Agreement. This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.
     13.11 Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws. The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or Members may, at their option, enforce their rights hereunder in such courts.
Approved and Authorized by the
Class A Member
May 5, 2010